Exhibit 10.13

MODULAR MEDICAL, INC.

BOARD OF DIRECTORS

SERVICE AGREEMENT

This Board of Directors Service Agreement (“Agreement”) is executed and entered into effective as of December 31, 2019, by and between Modular Medical, Inc., a Nevada corporation, (the “Company”) and Carmen B. Volkart, an individual (“Director”), with reference to the following facts:

A.           The Company has requested that Director serve on its Board of Directors as a Non-Executive Director.

B.           In order to induce Director to serve on the Board, the Company has agreed to pay Director the compensation) (the “Compensation”) set forth below and to contractually obligate itself to indemnify Director to the fullest extent permitted by applicable law so that Director will serve or continue to serve the Company free from undue concern that Director will not be so indemnified; and Director has agreed to serve on the Board in consideration of the foregoing.

NOW, THEREFORE, in consideration of the premises and the covenants contained herein, the Company and Director hereby covenant and agree as follows:

1.     Service By Director.  Director agrees to serve as a non-executive member of the Board of Directors of the Company (the “Board”), for the Term, and in consideration of the Compensation and other terms and conditions of this Agreement set forth below.  Notwithstanding the foregoing, Director may at any time and for any reason resign from such position, subject to the provisions of this Agreement and any contractual or other obligation imposed by operation of law.

1.1      Duties.  As a member of the Board, Director shall perform the duties commonly incident to the office and as set forth in the Company Bylaws. Director will be expected to:

(i) faithfully, efficiently, competently and diligently perform Director’s duties and exercise such powers as are appropriate to Director’s role as a non-executive director;

(ii) in so far as reasonably possible, attend all meetings of the Board and of any committees of the Board of which Director is a member;

(iii) promptly declare, so far as Director is aware, the nature of any interest, whether direct or indirect, in any contract or proposed contract entered into by any member of the Company;

(iv) comply with all reasonable requests, instructions and regulations made or given by the Chairperson of the Board or the Board (or by any duly authorized committee thereof) and give to the Chairperson or the Board such explanations, information and assistance as the Chairperson or the Board may reasonably require;

(v) advising the Company in development and implementation of its strategic development and business plans;

(vi) doing all other things reasonably requested and customary for members of the Board of Directors of a company registered under the Securities Exchange Act of 1934, as amended, in order to advance the business and economic interests of the Company and its shareholders;

(vii) act in the best interests of the Company; and

(viii) use commercially reasonable efforts to promote and extend the interests and reputation of the Company, including assisting the Board in relation to public and corporate affairs and bringing to bear for the benefit of the Board the Director’s particular knowledge and experience.

As the Director is to be classified as an independent director, as defined under Securities and Exchange Commission rules, at the time of appointment, the Director shall promptly inform the Board of any circumstances that would likely affect such independent status. Duties of committee members will be as set forth in the committee charters and will include attendance of committee meetings.

1.2    Fiduciary Duty.  Director acknowledges and agrees that in Director’s capacity as a member of the Board, Director has a fiduciary duty to the Company and its shareholders.  Accordingly:

1.2.1 Director shall not allow any other person or entity to perform any of Director’s duties for or instead of Director.  Director shall comply with the statutes, rules, regulations and orders of any governmental or quasi-governmental authority, which are applicable to the Company and the performance of Director’s duties, and Company’s rules, regulations, and practices as they may from time-to-time be adopted or modified.

1.2.2 Other Activities. Director may be employed by another company, may serve on other Boards of Directors or Advisory Boards, and may engage in any other business activity (whether or not pursued for pecuniary advantage), as long as such outside activities do not violate Director’s obligations under this Agreement or Director’s fiduciary obligations to the Company’s shareholders. The ownership of more than a 5% interest in an entity, by itself, shall not constitute a violation of this duty. Director represents that Director has no outstanding agreement or obligation that is in conflict with any of the provisions of this Agreement, and Director agrees to use Director’s efforts to avoid or minimize any such conflict and agrees not to enter into any agreement or obligation that could create such a conflict without the approval of a majority of the Board of Directors. If, at any time, Director is required to make any disclosure or take any action that may conflict with any of the provisions of this Agreement, Director will promptly notify the Board of such obligation, prior to making such disclosure or taking such action.

1.2.3 No Conflict. Director will not engage in any activity that creates an actual conflict of interest with Company, consistent with the Company’s conflict of interest guidelines or this Agreement, and Director agrees to notify the Board of Directors before engaging in any activity that could reasonably be assumed to create a conflict of interest with Company. Notwithstanding the provisions of Section 1.2.2 hereof, Director shall not engage in any activity that is in direct competition with the Company or serve in any capacity (including, but not limited to, as an employee, consultant, advisor or director) in any company or entity that competes directly or indirectly with the Company, as reasonably determined by a majority of Company’s disinterested board members, without the approval of the Board of Directors.

2.    Term.  This Agreement shall be effective as of the date first set forth above (the “Effective Date”) and shall continue for a period of three (3) years thereafter (the “Initial Term”), subject to any lesser term set forth in the Company’s Bylaws and subject to the election by the Company’s stockholders for each of the three (3) years of such Initial Term or the death or resignation of the Director. This Agreement will terminate automatically without the necessity of further notice or action of any kind upon the termination date; provided, however, that following the expiration of the Initial Term, the Director may be elected to serve on the Board for additional one (1) year terms, subject to the annual approval of the stockholders of the Company, and in such event it is anticipated that this Agreement shall continue in full force and effect, with such modifications as the parties may deem appropriate from time to time.

3.    Compensation.

3.1    Annual Stipend.  Director shall receive an annual stipend in the amount of $10,000.00, payable in four quarterly installments of $2,500.00 each, in advance on or before the last day of each calendar quarter throughout the Term.

3.2    Business Expenses Reimbursements.  During the term of this Agreement, the Company will reimburse Director promptly for all reasonable, pre-approved business expenses incurred by Director, whether or not deductible by Company for income tax purposes, including without limitation, meals, travel, lodging, entertainment, parking, business meetings, and such other business expenses reasonably incurred by Director in the pursuit and furtherance of the Company’s business.  Such expenses shall be reimbursed only upon presentation to the Company of appropriate documentation substantiating such expense.

3.3    Equity Compensation.  As additional consideration for the performances of the services and upon approval of the Board, Director will be granted a Non-Qualified Option (the “Option”) to purchase up to 90,000 shares of the Company’s common stock as a Director, at an exercise price of $2.25 per share (the “Option Shares”). The terms and conditions of the Option shall be set forth in a separate Notice of Grant and Stock Option Agreement (collectively the “Stock Option Agreement”) to be provided by the Company.

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3.3.1    Notwithstanding the foregoing, if this Agreement terminates prior to full vesting of the Option Shares due to Director’s failure to be re-elected to the Board or any reason other than (i) Director’s Removal for “Cause,” as defined in the Stock Option Agreement, or (ii) Director’s voluntary resignation, all unvested Option Shares shall immediately vest without further notice or action of any kind.  In the event this Agreement terminates prior to full vesting of the Option Shares due to Director’s removal for “Cause” as defined in the Stock Option Agreement or (ii) Director’s voluntary resignation, all unvested Option Shares shall immediately be cancelled, as of the effective date of termination.

4.    Protection of Company Property.

4.1    Restriction on Use.  Director recognizes and acknowledges that Director will have access to Confidential Information (as defined below) relating to the business or interest of the Company or of persons with whom the Company may have business relationships.  Except as permitted herein or as may be approved by the Company from time to time, the Director will not during the Term of this Agreement or at any time thereafter, use, disclose or permit to be known by any other person or entity, any Confidential Information of the Company (except as required by applicable law or in connection with the performance of the Director’s duties and responsibilities hereunder).  If Director is requested or becomes legally compelled to disclose any of the Confidential Information, Director will give prompt notice of such request or legal compulsion to the Company.  The Company may waive compliance with this section 4 or will provide Director with legal counsel at no cost to Director to seek an appropriate remedy.

4.2    Confidential Information Defined.  The term “Confidential Information” means information relating to the Company’s business affairs, proprietary technology, trade secrets, patented processes, research and development data, know-how, market studies and forecasts, competitive analyses, pricing policies, vendor and supplier lists, employee lists, employment agreements (other than this Agreement), personnel policies, the substance of agreements with customers, suppliers and others, marketing arrangements, customer lists, commercial arrangements, or any other information relating to the Company’s business that is not generally known to the public or to actual or potential competitors of the Company (other than through a breach of this Agreement).  This obligation shall continue until such Confidential Information becomes publicly available, other than pursuant to a breach of this Section 4 by the Director, regardless of whether the Director continues to be retained by the Company.

4.3    Company Materials.  It is further agreed and understood by and between the parties to this Agreement that all “Company Materials,” which include, but are not limited to, computers, computer software, computer disks, tapes, printouts, source, HTML and other code, flowcharts, schematics, designs, graphics, drawings, photographs, charts, graphs, notebooks, test data, appraisals, customer lists, other tangible or intangible manifestation of content, and all other documents whether printed, typewritten, handwritten, electronic, or stored on computer disks, tapes, hard drives, or any other tangible medium, as well as samples, prototypes, models, products and the like, shall be the exclusive property of the Company and, upon termination of Director’s relationship with the Company, and/or upon the request of the Company, all Company Materials, including copies thereof, as well as all other Company property then in the Director’s possession or control, shall be returned to and left with the Company.

5.    Indemnification; Director and Officer Liability Insurance.  Concurrently with the execution of this Agreement, Company and Director shall enter into an Indemnification Agreement providing for the indemnification of Director by Company on the terms and conditions set forth in the Indemnification Agreement. The Company has an insurance policy under which the directors and officers of the Company are insured.

6.   Nature of Relationship

6.1    Not Employee. This Agreement is not an employment agreement. With the exception of the Option grant referenced in Section 3.3 above and any and all benefit plans from time to time in effect for members of the Board generally, if any, the Director is not entitled to any of the benefits that the Company provides to its employees.

6.2    No Withholding. The Director shall be solely responsible for taxes and other wage deductions incurred as a result of performing services under this Agreement. The Company will not pay or withhold federal, state or foreign government payroll taxes of any kind, including but not limited to FICA, FUTA and MUTA, with respect to its payments to the Director.

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7.    General Provisions.

7.1     Modification and Waiver.  No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

7.2     Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same agreement.

7.3     Severability.  If any provision of this Agreement (or any portion thereof) is held by an arbitrator or court of competent jurisdiction to be invalid, illegal or unenforceable for any reason whatever: (a) such provision shall be limited or modified in its application to the minimum extent necessary to avoid the invalidity, illegality or unenforceability of such provision and such modified provision shall be reduced to a writing and signed by the parties hereto; (b) the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby; and (c) to the fullest extent possible, the provisions of this Agreement shall be construed so as to give effect to the intent manifested by the provision (or portion thereof) held invalid, illegal or unenforceable.

7.4     Notices.  Any notice or other communication in connection with this Agreement may be made and is deemed to be given as follows: (i) if in writing and delivered in person or by courier, on the date when it is delivered or (ii) if sent by certified or registered mail or the equivalent (return receipt requested), on the date such mail is delivered, unless the date of that delivery is not a Business Day or that communication is delivered on a Business Day but after the close of business on such Business Day in which case such communication shall be deemed given and effective on the first following Business Day. Any such notice or communication given pursuant to this section shall be addressed to the intended recipient at its address or number (which may be changed by either party at any time) specified as follows:

If to Company:
Modular Medical, Inc.
Attention: Paul M. DiPerna, CEO
800 W. Valley Parkway, Ste. 203
Escondido, CA 92025
paul@modular-medical.com

If to Director:

7.5     Governing Law; Venue.  This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, without regard to conflicts of law principles thereof.  Venue for any suit or action to enforce or interpret this Agreement shall lie exclusively in the State and Federal courts located in San Diego County, California.

7.6     Attorney Fees.  If any suit or action is instituted to enforce or interpret this Agreement, the prevailing party shall be entitled, in addition to the cost of disbursements otherwise allowed by law, such sum as the court or arbitrator may adjudge reasonable attorneys’ fees in such suit or action.

7.7     Entire Agreement.  This Agreement and the exhibit hereto constitute the agreement of the parties as it relates to this subject matter and does hereby supersede all other agreements of the parties relating to the subject matter hereof.

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IN WITNESS WHEREOF, the parties hereto have executed this Board of Directors Service Agreement as of the Effective Date.

COMPANY:		DIRECTOR:

By:	/s/ Paul M. Diperna	/s/ Carmen B. Volkart
	Paul M. DiPerna,	Carmen B. Volkart
Chief Executive Officer
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